                                 EXHIBIT 10 (x)

HP
invent

AMENDMENT TO AGREEMENT

HP Agreement No.: 01-17-6261

Supplier: Pinnacle Data Systems, Inc.

ORIGINAL

Amendment No.:    01

This Amendment to the above referenced HP Agreement is executed by and between the Supplier named above and Hewlett-Packard Company:

This Amendment adds new Exhibit VIII to Appendix B (Statement of Work):

Exhibit VIII (Support Terms for Tape Library Products) to Appendix B (Statement of Work is attached herein (pages 2 - 12).

All other Terms and Conditions contained in this Agreement shall remain unchanged.

This Amendment to Agreement has been reviewed and accepted by the following parties as duly noted by signatures below.

HEWLETT-PACKARD COMPANY

By: /s/ Beth Scott-Sanchez
    ----------------------
Typed Name: Beth Scott-Sanchez
Title: Storage Manager
Date: 11/5/02
      -------

PINNACLE DATA SYSTEMS, INC.

By: /s/ C. R. Hahn
    --------------
Typed Name: Bob Hahn
Title: Vice President/COO
Date: 10/15/02
      --------

                          Appendix B Statement of Work

                                  Exhibit V111

                     SUPPORT TERMS FOR TAPE LIBRARY PRODUCTS

Purpose of this Exhibit. The terms contained in this Exhibit apply to any component part, sub-assembly, or assembly of a FRU Product identified by a unique HP Part Number assigned by HP and purchased by HP Global Supply Operations ("HP-GSO") from Supplier under the terms of this Agreement. This Agreement Exhibit VIII shall be deemed as an Addendum of the Statement of Work Appendix B to Divisional Service Agreement # 0 1 - 17-6261 between Hewlett Packard and Pinnacle Data Systems Inc. (hereafter referred to as PDS) herein.

1.0  Definitions.

     I "Field Replaceable Unit" FRU shall mean any component part, sub-assembly, or assembly of a Product identified by a unique HP Part Number assigned by HP and purchased by HP-GSO from Supplier under this agreement. Such Product(s) may be used by HP GSO to replace in the field the same FRU(s) that has been identified as defective or non functional in a HP customer's system/product. FRU(s) purchased under the terms of this Exhibit are generally intended for use by HP only in post sales repair and support of Products and/or HP customer systems.

2.0  Scope.

     2.1 Supplier shall manufacture or repair all Automated Tape Storage FRU(s) according to the manufacturing or repair process specification by HP and shall ship said FRU(s) to HP GSO according to the terms for Purchase Order and Delivery as set forth in this agreement or to customers via the Virtual Sourcing program.

     2.2 The terms for Product Support of those FRU(s) provided by Supplier and identified as set forth in paragraph 3.1 of this Exhibit, shall include HP's Product Manufacture Life ("Product Life") and HP's Product Manufacture Discontinuance Support Life ("Support Life") defined as follows:

          2.2.1 Product Life shall mean the period that spans from the date of the first shipment of the Product from Manufacturer to the date the Product is deleted from the HP Corporate Price List ("CPL") or last ship date.

          2.2.2 Support Life shall mean the period of time from the date the Product is deleted from the HP Corporate Price List (CPL) plus five (5) years and nine (9) months.

Pinnacle Data Systems, Inc. Amendment #1        2       Contracts and Consulting
HP Confidential

          2.2.3 Supplier will provide technical support and ongoing manufacturing support for the FRU(s) for a period of (5) years from the date the FRU(s) is removed from the CPL. Prior to the end of (5) year period, and upon HP GSO request, Supplier will perform a last build and Supplier shall transfer to HP GSO all current manufacturing documentations and specifications listed in paragraph 4.1 of this Exhibit. Supplier shall transfer or sell to HP GSO all unique tools and equipment related to manufacturing. In addition, Supplier shall provide necessary training and technical support to HP GSO or Third party Supplier on NRE basis.

3.0  Product Support Documentation.

     3.1 For HP designed Products, Supplier shall review HP commercial and technical support documentation for accuracy, and provide feedback to HP if necessary. HP will provide Supplier with current manufacturing documentation and Specifications listed below on the occasions of new Product introductions and changes for updates or revisions through HP's Product Life and Support Life:

          3.1.1  Bill of Materials ("BOM");
          3.1.2  Approved Vendor List ("AVL)
          3.1.3  Schematic drawings;
          3.1.4  Assembly drawings;
          3.1.5  Document revision history;
          3.1.6 Functional test and in-circuit test ("ICT") manufacturing test programs, fixtures, schematics, process flows, yields and test time;
          3.1.7  Raw PC board CAD data and drilling assembly drawings;
          3.1.8 A "No change" note for any of the above documents that are unchanged (no revisions); and
          3.1.9  Packaging requirements, workmanship and quality specifications.

4.0 Technical Support for Product Support. During the Product Life and until the end of Support Life, to facilitate Supplier's ability to perform manufacturing of FRU(s), Supplier must maintain technical expertise on manufacturing of FRU(s), including: trained personnel, documentation, Supplier as single point of contact for HP GSO, tools and equipment (operational) needed for manufacture and repair; and ready access to the most current manufacturing documents.

     4.1 Supplier must follow the manufacturing and/or test processes developed for FRU(s) subject to the Manufacturing Process Change Management provisions of this agreement.

Pinnacle Data Systems, Inc. Amendment #1        3       Contracts and Consulting
HP Confidential

5.0 TQRDCE. See Exhibit D of Divisional Service Agreement # 0 1 - 17-6261 between HP and PDS.

6.0 Manufacturing/Test Process Change Management. No geographical relocation of Manufacturing/Test facilities, process changes, design changes, or process step discontinuances affecting the electrical performance, the mechanical form, fit or function, or availability of FRU(s) will be made or incorporated into a Product's manufacturing or repair process without prior written HP approval. In addition, sixty (60) days prior to the first proposed shipment of any FRU(s) involving such a change, Supplier must give written notice to BP GSO that purchase said FRU(s). Less than thirty days notice of such changes may be given only when the parties have implemented an automated process management and/or notice process that allows for less than sixty (60) days notice to affected BF GSO.

     6.1 Manufacturing Process Discontinuance. Supplier must maintain all manufacturing processes required to provide FRU(s) to HP GSO until the end of Support Life. Upon obtaining HP GSO approval, manufacturing of FRU(s) may be subcontracted to a third party of Supplier's choice. Supplier must notify HP GSO of its desire to implement such a subcontract process no less than 180 days, unless authorized by HP GSO, prior to implementation of the subcontract process.

          6.1.1 Under no circumstances will approval of subcontract process(es) relieve Supplier of its obligations specified in this Agreement.

     6.2 Product Revision Updates. All FRU(s) shall be manufactured at the most current manufacturing revision level approved or provided by HP prior shipment to HP GSO or customers, unless otherwise specified by BP.

     6.3 HP GSO Organization Forecasts. HP GSO may provide forecasts to Supplier. All forecasts so provided Supplier pursuant to this Exhibit are only estimates, and shall not be construed to be commitments to purchase fixed quantities, however HP GSO shall use reasonable efforts to ensure said forecasts are accurate.

     6.4 Purchase Order Lead-time. PDS agrees to communicate most current lead-time to the appropriate HP Procurement Representative and HP agrees to reflect most current lead-time in the HP planning system(s). Parts on the Virtual Sourcing program will follow the guidelines and requirements as set forth in the Direct Connect VS Agreement # C2-607.

     6.5 Shipping Discrepancies. Any Product that is shipped by the Supplier in error shall be brought to the attention of HP GSO immediately. Timely resolution of shipping errors is critical. Examples of shipping discrepancies may include, but are not limited to: damaged Products,

Pinnacle Data Systems, Inc. Amendment #1        4       Contracts and Consulting
HP Confidential
          missing parts or components, wrong Products in box, Products shipped but not on the packing list, wrong quantity, and incomplete Products.

          6.5.1 Discrepancy Report. HP will submit to Supplier a report which identifies all shipping errors, indicating quantity and reason(s) for errors, as requested. HP GSO requires Supplier to provide written response showing corrective action(s) to be taken to correct errors within 10 days.

     6.6 Purchase Order Placements and Acknowledgement Process. Supplier must provide a delineation of the process required for placement of an order.

     6.7 Acknowledgement Turn Around Time. HP GSO requires that Supplier acknowledge a minimum of 97% of Purchase Orders within 24 hours of receipt of the Purchase Order or Release. HP GSO further requires that no Purchase Orders remain unacknowledged by Supplier for a period greater than five (5) business days.

     6.8 Purchase Order Re-Acknowledgement Conditions. On-Time Delivery by Supplier will be measured against the originally acknowledged ship date. If Supplier is unable to meet the originally acknowledged ship date and informs BP GSO of a change to the acknowledged ship date. HP GSO may change the shipment due date (i.e., re-acknowledged ship date) against which Supplier is measured if the re-acknowledged ship date is due to the following:

          6.8.1 The originally acknowledged ship date does not respect the agreed Purchase Order lead-time; or

          6.8.2 The orders exceed the capacity of the dedicated repair equipment assuming full utilization of Supplier labor resources.

     6.9 Partial shipment In the event only a portion of the Purchase Order on order is available on the current acknowledged ship date, Supplier shall notify HP GSO, provide an update of the current acknowledged ship date (re-acknowledgement as stated in section 6.8 above), and ship the available FRU(s) unless directed by HP GSO to reschedule the entire shipment. If HP GSO agrees to accept partial shipment, the acknowledged ship date for the effected Purchase Order shall be adjusted by HP GSO to reflect the same.

7.0 Purchase Order Cancellation. HP GSO may without charge postpone, decrease, or cancel any order of FRU(s) by written notice to Supplier. Such notice shall be given to Supplier at least twenty (20) business days prior to the acknowledged Delivery Date.

Pinnacle Data Systems, Inc. Amendment #1        5       Contracts and Consulting
HP Confidential

8.0 Product Allocation Management Process. In situations where Supplier is unable to fulfill Purchase Order requirements for multiple HP GSO orders (i.e., Product or component shortages), Supplier shall immediately notify all effected parties when a resource conflict exists. Upon notification, HP GSO and the effected Eligible Purchasers will determine allocation of resources and notify Supplier of their decision.

9.0 Lower Level Component Safety Stock. Supplier shall always maintain a minimum safety stock level equivalent to two weeks inventory of lower level component based on HP GSO most recent previous three month's consumption of FRU(s) or forecast.

10.0 Rework Data. Supplier must maintain complete records of rework performed on FRU(s) returned by HP. Individual traceability shall be based on each Product's unique Serial Number. Rework data collected shall include, at a minimum, the following information: HP part number, Cause of failure and/or failure code, No Trouble Found (NTF), lower level component consumption, number of times each unique Product has been reworked/tested, actual component failure replaced, date of test/rework.

     10.1 Reporting. Supplier shall report all available quality data as requested. Supplier will evaluate implementation of web-based quality data reporting application program specified by HP GSO as requested.

     10.2 ISO Certification. Supplier shall provide written documentation of manufacturing procedures and meet other requirements that may be required by HP GSO to receive and retain ISO Certification until the end of Support Life.

     10.3 ESD Compliant. Supplier must meet all ESD requirements as required by HP.

11.0 Individual Packaging for Product Support. All FRU(s) shipped by Supplier to HP GSO or HP GSO designated drop-ship location for Product Support purposes shall be packaged in individual packaging ("single-pack") and shall be in accordance with HP packaging standards set forth in HP document number A-5961-4800-1, as specified in the Statement of Work. Supplier shall be responsible for any loss or damage due to its failure to properly preserve, package, handle or pack the FRU(s). Individual box labeling shall include the following information, at a minimum: HP's FRU Part Number, Product Description, Product Revision, unique Serial Number, Unit of Measure, and Country of Origin.

     In addition to the requirements and specifications for FRU(s) and their packaging set forth elsewhere in this Agreement, all Products and their packaging will comply with HP's General Specifications for Environment, DWG No. A-5951 -

Pinnacle Data Systems, Inc. Amendment #1        6       Contracts and Consulting
HP Confidential

     1745-1. www.hp.com/go/supplierE

12.0 Delivery. For each order, Supplier will be measured by HP GSO on actual shipments of Quantities/Line Items made by Supplier according to the current delivery dates. The On-Time Delivery requirement for Line Items/Quantities of shipment by Supplier, of 100 percent of Products within a window of -3 days early, +0 days late, based on the ship date specified in the Purchase Order submitted by Eligible Purchaser and acknowledged by Supplier. Delivery performance is measured on a monthly basis. If Delivery Performance falls below 95%, Supplier needs to provide HPGSO a Corrective Action Plan within 10 days. Virtual Supplier shipments will meet delivery performance criteria as specified in Statement of Work and Virtual Sourcing requirements.

13.0 Shipment Pre-Alert Notification and Weekly Open Order Report: Supplier shall send Pre-Alert notice to HP GSO when Purchase Order shipped. Pre-Alert notice must specify part number, order quantity, purchase order and ship date. HP GSO shall send Supplier a weekly open order report. Supplier must send response to HP GSO on a weekly basis, unless HP GSO sends a report on a less frequent basis, with the following information:

     13.1 Date of shipment of Purchase Order (qty per HP PN)
     13.2 Confirmation of acknowledged Delivery Dates for FRU Purchase Orders placed during the week as reported.
     13.3 Acknowledged ship dates and proposed new ship date if Supplier foresees a prospective failure to ship the specified quantity of FRU(s) on the current acknowledged ship date.

14.0 Shipment.

     14.1 Product Ownership Transfer and Risk of Loss. The terms governing the shipment and delivery of FRU(s) will be interpreted in accordance with the International Chamber of Commerce Incoterms 2000 Edition.

          14.1.1 FRU Product. All FRU(s) shipped by Supplier and received by HP at HP's specified location will be shipped FOB supplier, as Delivery Duty Unpaid (DDU) and risk of loss of FRU(s) will pass to HP upon receipt.

     14.2 Expedited Freight Costs Reimbursement. If Supplier fails to make a timely shipment due to circumstances within Supplier's control, Supplier shall ship the FRU(s) affected by other expedient means acceptable to Eligible Purchaser. Supplier shall pay for any resulting increase in the freight cost, by standard overnight methods or its equivalent, over the cost HP GSO would have been required to pay if the specified normal method of transportation had been utilized.

Pinnacle Data Systems, Inc. Amendment #1        7       Contracts and Consulting
HP Confidential

     14.3 Incremental Late Deliyea Penalties. In addition, if Supplier's Delivery Performance falls below 90% within three consecutive months, due to circumstances within Supplier's control, then HP GSO shall impose late delivery penalties as follows:

          14.3.1 Charges. For each business day a shipment is delayed for reasons attributable to the Supplier, Supplier will credit HP GSO 2% of the total amount of the Purchase Order with a maximum credit of 10% of the value of the Purchase Order.

          14.3.2 Zero dollar Purchase Orders. In the event shipment under a zero dollar Purchase Order is delayed for reasons attributable to the Supplier, for each business day the shipment is delayed for reasons attributable to the Supplier, then Supplier will credit 2% of the total value of the sum of the quantity specified in the zero dollar Purchase Order multiplied by the FRU price of one unit. The maximum credit shall not exceed 10% of the sum of the quantity specified in the zero dollar Purchase Order multiplied by the FRU price for one unit.

          14.3.3 Exceptions. Reimbursements pursuant to sections 14.1 and late delivery charges pursuant to section 15.0 shall only apply to Purchase Orders that were issued in accordance with the lead-time parameters set forth elsewhere in this Exhibit.

15.0 FRU Pricing

     15.1 FRU(s) purchased for Product Support. The price paid by HP GSO for FRU(s) shall be the price as agreed upon by the parties as set forth in the initial price quotes for FRU(s), which are to be attached after signing this agreement.

     15.2 Price Changes. All price changes will be submitted to HP account manager for approval.

     15.3 Price Reduction. Supplier will strive to a minimum of a 3% cost reduction proposal per six months in the price of all Automated Tape FRUs.

16.0 Invoicing Product Support. Supplier shall generate an invoice for every shipment transacted to HP GSO, regardless of whether there are any charges associated with that specific shipment. No-charge transactions (such as rework) must still be invoiced at zero dollars. The invoice must contain the following information: HP FRU Part Number, HP Purchase Order Number, Price Per Unit, Quantity Shipped, Unit of Measure, and Total Invoice Cost.

Pinnacle Data Systems, Inc. Amendment #1        8       Contracts and Consulting
HP Confidential

     16.1 Supplier must reference the above information on each invoice.

     16.2 All invoices are to be sent to the following address:

             Hewlett Packard Company Financial Operations
             P.O. Box 2810
             Colorado Springs, CO 80901-2810

     16.3 Payment Terms: Payment terms shall be net 45 days for both accounts receivables and accounts payable related to business pertaining to this agreement.

17.0 Support Specific Quality & Reliability. All FRU(s) shipped by Supplier to HP GSO, shall meet the same Quality and Reliability specifications for new FRU(s). All FRU(s) must meet performance specifications in form, fit and function for new Products.

     17.1 Product Support Specific DOA HP GSO measures Dead on Arrival (DOA) as FRU(s) that fails within 24 hours of installation. Supplier a must meet or exceed a monthly DOA rate of 2% or less. Upon request, Supplier shall provide failure analysis and corrective action on all selected assemblies which exceed quality goals of DOA rate > 2%. Format of data and analysis will be specified by HP GSO.

     17.2 DOA Return Materials Authorization (RMA) Process . Supplier agrees to provide a block of RMA numbers, or a RMA number within one (1) business days, of receipt of HP GSO's request for an RMA number to properly manage the return of DOA FRU(s) to the Supplier for repair or replacement.

18.0 Quality / Responsibility. Supplier shall provide appropriate technical personnel to meet with the HP' Engineering team not less than once a week, for the duration necessary to review all quality issues identified by HP GSO. HP GSO reserves the right to request additional meetings as required to address quality/reliability issues.

19.0 Class Failure Resolution. Supplier shall work with HP to resolve all class failures during the Product Life and Support Life. Class Failure means the occurrence of the same failure in any FRU assemblies or 10% of a particular type of FRU, within a one (1) month period provided that such failure is attributable to Manufacturer or repair provider.

     19.1 Characterization. In the event a class failure has been identified pursuant to the definitions stated above, HP may request Supplier to work together with HP to characterize the class failure and determine root cause.

     19.2 Corrective Action Plan. Upon the determination of root cause if it is determined that the class failure is characterized as an epidemic failure

Pinnacle Data Systems, Inc. Amendment #1        9       Contracts and Consulting
HP Confidential
          requiring a part or product recall, the parties shall work together to develop and implement a cost-effective plan to address or correct the situation.

     19.3 Product and Part Recall Expense Responsibility. Notwithstanding any limitations of liability set forth elsewhere in this Agreement, if it is determined that Supplier is at fault or partially at fault for a class failure that requires a Product or part recall, Supplier will be responsible, according to Supplier's proportionate fault as determined by the parties, for HP's cost of implementation of the mutually agreed upon recovery plan which shall include consideration of any damages, loss, costs and expenses incurred by HP and any of its affiliated entities for implementing the recovery plan.

     19.4 Emergency Training/Technical Support. If an epidemic failure is found to be the responsibility of Supplier and HP is required to make emergency repairs at HP rather than returning FRU(s) to Supplier, Supplier shall provide to HP at no charge, Product training as requested by HP at a mutually agreed time and location. Supplier shall assume all responsibility and liability associated with providing this training and/or technical support to HP.

     19.5 Exception. If the epidemic failure is determined not to be Supplier's fault, then Supplier shall not be responsible for any damages, losses, costs and expenses incurred by HP and any of its affiliated entities.

20.0 HP Property provided for FRU Product Manufacturing. All property, including without limitation, tooling, equipment, designs, or other materials furnshed to Manufacturer by Eligible Purchaser in connection with this Agreement (collectively "HP Property") shall:

          a.) Be clearly marked or tagged as property of HP b.) Be and remain personal property, and not become a fixture to real property
          c.) Be subject to inspection by Eligible Purchaser at any time d.) Be used only for the purpose of filling order releases from
              Eligible Purchaser
          e.) Be kept separate from other materials, tools, or property of
              Supplier or held by Supplier
          f.) Not be modified in form, fit or function by Supplier g.) Have periodic maintenance performed by Supplier h.) Be kept free of liens and encumbrances

     20.1 In the event HP is willing to release any equipment or tools for Supplier's use during this Agreement, the parties will execute a separate Equipment Loan Agreement.

     20.2 Supplier agrees that persons operating HP property will be fully trained on the proper use of equipment. Supplier hereby releases HP of all liability related to using HP equipment or tools.

Pinnacle Data Systems, Inc. Amendment #1       10       Contracts and Consulting
HP Confidential

21.0 Class I and Class Il Substance. (Supplier) hereby warrants, certifies, represents and agrees that the FRU(s) and all components of the FRU(s) (excluding Components consigned or supplied by HP):

          a) Do not contain any "class I" or "class Il" substance, as those terms are defined in 42 USC Section 7671 (3) as now in existence or hereafter amended, or
          b) have not been manufactured with a process that uses any "class I" or "class II" substance within the meaning of 42 USC Section 7671 J
             (d)(2) as now in existence or hereafter amended.

22.0 Chemical Substances. Without limiting the generality of Section 19.0 above, Manufacturer warrants that (a) each chemical substance contained in the Product(s) is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act, and (b) all Material Safety Data Sheets required to be provided by Manufacturer for the Product(s) will be provided to Eligible Purchaser prior to shipment of the Product(s) and will be complete and accurate.

23.0 Communications & Escalations Linkages. Supplier and Eligible Purchaser shall identify specific individuals who will be responsible for managing an orderly flow of communications regarding Product issues. This communications model shall include primary, secondary, and escalation contacts for both Supplier and Eligible Purchaser.

24.0 Intellectual Property Ownership Rights:

     24.1 Work Product. means models, devices, reports, computer programs, tooling, schematics and other diagrams, instructional materials and anything else Supplier, its agents, employees, and subcontractors produce in connection with this Agreement.

          24.1.1 Any Work Product directly created for or funded by HP ("Paid for by HP"), in the course of performing services under this Agreement (including but not limited to) reports, charts, computer programs, test scripts, process documentation. BOMs, test procedures, shall be the property of HP and HP shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights of such work product. As long as this contract is in effect Supplier will have the right to use the work product in its performance of this contract. Supplier, its agents, employees, and subcontractors will deliver all Work Product to BP upon the earlier of the expiration/termination of this Agreement or upon HP's request.

Pinnacle Data Systems, Inc. Amendment #1       11       Contracts and Consulting
HP Confidential

     24.2 Works of Authorship. Supplier will promptly disclose to HP any works of authorship produced or developed in connection with this Agreement, and Supplier hereby assigns to HP all copyrights in such works. To the extent permitted by law, Supplier waives any moral rights, such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation, whether arising under the Berne Convention or otherwise. Supplier will sign any necessary documents and will otherwise assist HP, at HP's expense, in registering HP's copyrights and otherwise protecting HP's rights in such works in any country. HP will own all patents, copyrights or trade secrets covering such materials and will have full rights to use the materials without claim on the part of Supplier for additional compensation.

     24.3 Access to Information Assets/Systems. Access for Supplier, if any, is granted solely to facilitate the business relationship described in the Agreement, and is limited to those specific HP Assets/Systems, time periods and personnel designated by Supplier as are separately agreed to by HP and Supplier from time to time. Access is subject to business control and information protection policies, standards, and guidelines as may be provided by HP. Use of any other HP Assets/Systems is expressly prohibited. This prohibition applies even when an HP Asset/System which Supplier is authorized to access serves as a gateway to other HP Assets/Systems outside the scope of Supplier's authorization. Use of HP Assets/Systems during other time periods or by individuals not authorized by HP is expressly prohibited. Upon reasonable notice, HP may audit Supplier to verify Supplier's compliance with these obligations. Unless prior written approval is provided to Supplier by HP, Supplier must only use any information assets/systems, hardware, or software, either supplied by HP or Paid for by HP, for the performance of work required by an HP entity that provided or funded that HP Assets/Systems, hardware, or software.

24.0 Supplier Managed Inventory. HP-GSO and Suppliers shall consult with each other before implementing a Business-to-Business e-solution (Virtual Sourcing) as a means to support HP's Customers on Tape Drive products.

25.0 If HP terminations this agreement prematurely, then HP is responsible for all material cost up to 3 months average useage.

Pinnacle Data Systems, Inc. Amendment #1       12       Contracts and Consulting
HP Confidential